EXHIBIT 7.2
                                                 -----------

PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated financial statements (the "pro forma financial statements") give effect to the disposition (the "Disposition") of the 49% stock interest in Celebrity Cruise Lines Inc. ("Celebrity") on July 30, 1997 by a wholly owned subsidiary of Overseas Shipholding Group, Inc. (the "Company"). The Unaudited Pro Forma Condensed Consolidated Statement of Income data give effect to the Disposition as if it had occurred on the first day of the periods presented while the Unaudited Pro Forma Condensed Consolidated Balance Sheet data give effect to the Disposition as if it had occurred on March 31, 1997. These pro forma financial statements are based on estimates and assumptions set forth below and in the notes to such statements which include pro forma adjustments. The pro forma financial statements have been prepared utilizing the historical financial statements of Overseas Shipholding Group, Inc. and should be read in conjunction with historical financial statements and accompanying notes included in the Company's 1996 Annual Report on Form 10-K and other financial information filed on Form 10-Q for the quarter ended March 31, 1997. These pro forma financial statements do not purport to be indicative of the results that actually would have been achieved if this disposition had been effected on the dates indicated or of those results that may be obtained in the future.

           OVERSEAS SHIPHOLDING GROUP, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                AS OF MARCH 31, 1997
             ---------------------------------------------------------
                                             Pro Forma
                              Historical    Adjustments             Pro Forma
                            ----------------------------------------------------
                     ASSETS
                     ------
Current Assets:
---------------
Cash, including interest-
  bearing deposits           $ 127,596,000                         $ 127,596,000
Receivables                     31,986,000                            31,986,000
Prepaid Expenses                29,715,000                            29,715,000
                            --------------                       --------------
    Total Current Assets       189,297,000                           189,297,000

Investments in Marketable
  Securities                    27,689,000   (4,008,000) (2)          23,681,000
Capital Construction and
  Restricted Funds             146,670,000                           146,670,000
Vessels, at cost, less
  accumulated depreciation   1,300,054,000                         1,300,054,000
Vessels Under Capital
  Leases, less accumulated
  amortization                  77,447,000                           77,447,000
Investment in Cruise
  Business                     237,783,000   (88,114,000) (1)(2)    149,669,000
Investments in Bulk
  Shipping Joint Ventures       92,411,000                           92,411,000
Other Assets                    78,366,000     2,450,000 (1)         80,816,000
                            --------------                       --------------
                            $2,149,717,000                       $2,060,045,000
                            ==============                       ==============

               LIABILITIES AND SHAREHOLDERS' EQUITY
               ------------------------------------
Current Liabilities:
--------------------
Accounts payable, sundry
  liabilities and accrued
  expenses                  $   51,409,000                       $   51,409,000
Current installments of
  debt                          30,039,000                           30,039,000
                            --------------                       --------------
    Total Current
     Liabilities                81,448,000                           81,448,000

Long-term Debt               1,093,449,000  (113,450,000) (1)       979,999,000
Obligations Under Capital
  Leases                       107,999,000                          107,999,000

Deferred Federal Income
  Taxes, Deferred Credits
  and Advance Time Charter
  Revenues                     106,101,000    11,080,000 (1)        117,181,000

Shareholders' Equity:
Common Stock, par value
  $1 per share:
    Authorized - 60,000,000
      shares
    Issued - 39,590,759
      shares                    39,591,000                           39,591,000
Paid-in Additional Capital      93,833,000                           93,833,000
Retained Earnings              684,590,000    13,023,000 (1)        697,613,000
                            --------------                       --------------
                               818,014,000                          831,037,000

Less - cost of Treasury
  Stock - 3,334,055 shares      48,954,000                           48,954,000
                            --------------                       --------------
                               769,060,000                          782,083,000

Less - net unrealized loss
  on marketable securities       8,340,000       325,000 (2)          8,665,000
                            --------------                       --------------
    Total Shareholders'
    Equity                     760,720,000                          773,418,000
                            --------------                       --------------
                            $2,149,717,000                       $2,060,045,000
                            ==============                       ==============


          OVERSEAS SHIPHOLDING GROUP, INC. AND SUBSIDIARIES
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                 FOR THE YEAR ENDED DECEMBER 31, 1996
------------------------------------------------------------------------------
                                                  Pro Forma
                                     Historical  Adjustments      Pro Forma
                                    ------------------------------------------
Shipping Revenues:
  Revenue from voyages              $452,263,000                   $452,263,000
  Income attributable to bulk
    shipping joint ventures            3,605,000                      3,605,000
                                    ------------                  -------------
                                     455,868,000                    455,868,000
                                    ------------                  -------------

Shipping Expenses:
  Vessel and voyage                  297,209,000                    297,209,000
  Depreciation of vessels and
    amortization of capital leases    71,003,000                     71,003,000
  Agency fees                         32,552,000                     32,552,000
  General and administrative           8,488,000                      8,488,000
                                    ------------                  -------------
                                     409,252,000                    409,252,000
                                    ------------                  -------------

Income from Vessel Operations         46,616,000                     46,616,000
Equity in Results of Cruise
  Business                                21,000   5,429,000 (3)      5,450,000
Other income (net)                    26,208,000                     26,208,000
                                    ------------                  -------------
                                      72,845,000                     78,274,000
Interest Expense                      69,458,000  (6,847,000)(4)     62,611,000
                                    ------------                  -------------

Income before Federal Income Taxes     3,387,000                     15,663,000

Provision for Federal Income Taxes       885,000   3,137,000          4,022,000
                                    ------------                  -------------

Net Income                          $  2,502,000                  $  11,641,000
                                    ============                  =============

Net Income Per Share, based on a
  weighted average number of shares
  outstanding of 36,234,000         $       0.07                  $        0.32
                                    ============                  =============

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

           OVERSEAS SHIPHOLDING GROUP, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 1997
-----------------------------------------------------------------------------
                                                     Pro Forma
                                      Historical   Adjustments     Pro Forma
                                    -------------------------------------------
Shipping Revenues:
  Revenue from voyages               $126,781,000                  $126,781,000
  Income attributable to bulk
    shipping joint ventures             1,012,000                     1,012,000
                                    -------------                  ------------
                                      127,793,000                   127,793,000
                                    -------------                  ------------

Shipping Expenses:
  Vessel and voyage                    78,548,000                    78,548,000
  Depreciation of vessels and                                        19,668,000
    amortization of capital leases     19,668,000
  Agency fees                           8,844,000                     8,844,000
  General and administrative            3,129,000                     3,129,000
                                    -------------                  ------------
                                      110,189,000                   110,189,000
                                    -------------                  ------------

Income from Vessel Operations          17,604,000                    17,604,000
Equity in Results of Cruise
  Business                             (1,472,000)   2,765,000 (3)    1,293,000
Other income (net)                      7,771,000                     7,771,000
                                    -------------                  ------------
                                       23,903,000                    26,668,000
Interest Expense                       19,816,000   (1,700,000)(4)   18,116,000
                                    -------------                  ------------

Income before Federal Income Taxes      4,087,000                     8,552,000

Provision for Federal Income Taxes      2,040,000      780,000        2,820,000
                                    -------------                  ------------

Net Income                           $  2,047,000                  $  5,732,000
                                    =============                  ============

Net Income Per Share, based on
  a weighted average number of
  shares outstanding of 36,250,000   $       0.06                  $       0.16
                                    =============                  ============


 NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

(1) Adjustment to reflect the sale of the Company's 49% stock interest in Celebrity for cash of $120,050,000 and for 3,649,655 shares of Royal Caribbean Cruises Ltd. ("RCCL") common stock, valued at $145,986,000. The pro forma financial statements reflect RCCL's use of the purchase method of accounting for its investment in Celebrity. The Company will account for its ownership of RCCL common stock as an investment in a corporate joint venture, using the equity method of accounting. The excess ("Excess" - approximately $70,000,000) of the cost of such investment over the Company's proportionate share of the underlying net assets of RCCL as of the transaction date will be amortized using the straight-line method over 40 years.

     Cash received, net of approximately $6,600,000 of (i) estimated expenses of sale and (ii) cash paid by the Company for its share of the cost of acquiring certain assets from Celebrity, was used to reduce amounts outstanding under the Company's long-term Revolving
     Credit Agreement.

(2) Adjustment to reclassify 131,400 shares of RCCL common stock owned at the time of the disposition. Such shares are reflected in Investment in Cruise Business in the accompanying pro forma balance sheet at the Company's cost thereof.

(3) Adjustment to eliminate the results of Celebrity and reflect the pro forma results of RCCL, net of amortization ($1,784,000 for the year ended December 31, 1996 and $446,000 for the three months ended March 31, 1997) of the Excess. No provision for U.S. income taxes on the Company's share of the undistributed earnings of RCCL is required, since it is intended that such undistributed earnings will be indefinitely reinvested.

(4) Adjustment to reflect the reduction in interest expense attributable to the use of the net cash received from RCCL to reduce amounts outstanding under the Revolving Credit Agreement. Such interest savings are computed using a weighted average rate of 5.95% for the year ended December 31, 1996 and 5.99% for the three months ended March 31, 1997.
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